Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (No. 333-167801) of our reports dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for convertible debt and participating securities) and the effectiveness of UAL Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 30, 2010